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                                                                   EXHIBIT 10.43
[E.PIPHANY Logo]


                              OUTSOURCING AGREEMENT

This ASP and Outsourcing Agreement ("Agreement") is entered into as of this 31 day of July, 2000 ("Effective Date") by and between E.PIPHANY, INC., a Delaware corporation ("E.piphany"), whose principal place of business 1900 South Norfolk Street, Suite 310, San Mateo, California 94403 and HIGH SPEED NET SOLUTIONS, INC. ("HSNS"), whose principal place of business is 434 Fayetteville Street, St. Suite 2120, Raleigh, NC 27601.

1. LICENSE

1.1 OUTSOURCING LICENSE. Subject to the terms of this Agreement and Scope of Use and only within the Market and Territory, E.piphany grants HSNS a nonexclusive, nontransferable, non-sublicensable right to (i) use and combine the Application with the Outsourcing Application and other software products for the purpose of providing, to Outsourcing Customers, the services described in Exhibit B as the Outsourcing Services; and (ii) use the Documentation provided with the Application in support of the Application. Unless otherwise required by the Scope of Use, HSNS shall limit its use of the Application to the Designated System. HSNS shall ensure that at all times the Outsourcing Services contain only one (1) version of the Application regardless of the number of Outsourcing Customers and Outsourcing Customers access the Outsourcing Application and Outsourcing Services only through a customer interface. Under no circumstances shall HSNS permit an Outsourcing Customer or Outsourcing Customer User to have direct access to any Application Licensed hereunder.

1.2 DEVELOPMENT LICENSE. Subject to the terms and conditions of this Agreement and Scope of Use and only within the Market and Territory, E.piphany grants to HSNS a non-exclusive, non-transferable, non-sublicensable license during the term of this Agreement to install and use the Applications in object code format to develop the Outsourcing Application and Outsourcing Service and to install and use the Application in object code format to develop and provide maintenance and support for the Outsourcing Application to Outsourcing Customers, to demonstrate the Outsourcing Application to potential customers, and to train HSNS personnel on the use, maintenance and support of the Outsourcing Application.

1.3 COPIES. HSNS may make a reasonable number of copies (not more than five (5)) of the Application for archival purposes, and a reasonable number of copies of the Documentation as needed by HSNS solely for HSNS' internal use, provided all copyright and proprietary notices are reproduced. HSNS may make one (1) copy of the end user sections of the Documentation for each Outsourcing Customer. All titles, trademarks, copyright and restricted rights notices shall be reproduced in such copies. HSNS shall not use any Applications that E.piphany delivers with licensed Application, for which HSNS has not purchased a license.

1.4 LICENSE RESTRICTIONS. Except as expressly provided herein, HSNS shall not
(i) rent, lease, loan, sell or otherwise distribute the Application, or any modification thereto, in whole or in part; (ii) cause or permit reverse engineering, reverse compilation, unauthorized access or assembly of all or any portion of the Application; (iii) allow any outsourcing or application service providers to access and use the Application as Outsourcing Customers, (iv) publish the results of Application performance benchmarks to any third party without E.piphany's express written consent; (v) export the Application in violation of U.S. Department of Commerce export administration regulations; and
(vi) except as otherwise expressly allowed herein, permit any third party or unlicensed user or computer system to access or use the Application. HSNS agrees that it shall only provide the Application in combination with and included in Outsourcing Services HSNS acknowledges and agrees that the rights granted herein are solely to the English version of the Application. All rights not expressly granted hereunder are reserved to E.piphany.

2. HSNS OBLIGATIONS.

2.1 ANNUAL REPORTS. On the thirtieth (30th) day after the end of each of the first two years of this Agreement, HSNS shall submit to E.piphany a report (in a form provided by E.piphany and reasonably acceptable to HSNS) listing (i) the total number of emails distributed for Years 1 and 2 and (ii) the Application with which the Outsourcing Services are rendered. Year 2 and Year 3 Quarterly Payments, as defined in Exhibit "A," shall be based upon these annual reports. All reporting and payment requirements under this Section shall be subject to the audit requirements of this Agreement.

2.2 PROFESSIONAL MANNER. HSNS agrees that, at all times and in every respect during the term of this Agreement, it shall conduct its business in a professional manner consistent with E.piphany's norms and standards, which shall reflect favorably upon E.piphany and the Application.

2.3. MARKETING ACTIVITIES. The parties agree to develop a co-branding plan within thirty (30) days of signing of the Agreement. The parties shall use reasonable efforts to take part in the other's success stories or other marketing programs as mutually agreed.

2.4. PROMOTION OF THE APPLICATION AND THE OUTSOURCING APPLICATION AND SERVICES. HSNS shall, at its own expense, promote the distribution of the Application and the Outsourcing Application and Services. Such promotion shall include, but not be limited to, advertising in trade publications, participating in appropriate trade shows and seminars, and directly soliciting orders for use of the Outsourcing Application and Outsourcing Services. HSNS shall distribute to all HSNS sales offices marketing materials for the Application, which may be provided by E.piphany to HSNS or that may be created by HSNS, in which case they shall be subject to E.piphany approval, including any brochures describing the functional nature of the Application, its features, and advantages.

2.5. HSNS REPRESENTATIONS. HSNS shall make no representations concerning the functionality or performance characteristics of the Application, except as set forth in the printed Documentation or other materials furnished to HSNS by E.piphany. As appropriate, HSNS shall include references to E.piphany and the Application in all of its presentations and sales materials created during the term of this Agreement, which relate to the Application.

2.6. FORECASTING. HSNS shall meet with E.piphany on a quarterly basis at a mutually agreed to date and time to discuss non-binding forecasts. HSNS shall provide E.piphany with a non-binding, rolling six-month forecast report in advance of the quarterly meeting.



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2.7. UPDATES. HSNS agrees to provide E.piphany with notice of any changes in the
Outsourcing Applications and Outsourcing Service.

2.9. SUPPORT TO CUSTOMERS. HSNS shall be the Outsourcing Customer interface and shall provide all direct communications and services to and from HSNS's Customers with respect to all support, maintenance and warranty services. E.piphany shall have no obligation to provide support, maintenance or warranty services to Outsourcing Customers.

2.10. TRAINING. HSNS shall take the training classes described on Exhibit C.

3. PAYMENT

3.1 FEES. HSNS shall pay E.piphany the fees specified in Exhibit A and generated by HSNS's use of the Application as specified in an applicable Annual Report.

3.2 PAYMENT TERMS. Except as provided in Section 2.1 above, and unless otherwise agreed and specified in Exhibit A, all amounts due and owing by HSNS shall be paid within thirty (30) days from the date of E.piphany's invoice. Overdue payments shall accrue a late payment charge at the lesser of one and one half percent (1 1/2%) per month or the maximum rate allowed under applicable law. All payments made hereunder are non-cancelable and non-refundable. All fees are payable in U.S. dollars and shall be payable to E.piphany, Inc. by company check, or via wire transfer to the following account: Silicon Valley Bank - Santa Clara, ABA: 121140399, Account: 3300109833, Money Market.

3.3 TAXES. HSNS is responsible for all taxes (including sales, use, property and value-added taxes), duties and customs fees concerning the Application and/or services, excluding taxes based on E.piphany's income.

3.4 AUDIT. HSNS shall maintain complete and accurate records of its activities under this Agreement for at least two (2) years following termination of this Agreement. HSNS agrees to allow E.piphany, directly or indirectly, to audit HSNS's business records as kept by HSNS in its normal course of business to ensure compliance with the terms and conditions of this Agreement. If the audit reveals that HSNS has failed to comply with the terms of this Agreement, in addition to all other remedies available to E.piphany at law or equity, HSNS shall immediately reimburse E.piphany for any unpaid amounts due and the cost of the audit.

4. WARRANTY

4.1 BY E.PIPHANY. E.piphany warrants that for a period of one (1) year from Effective Date, the Application as used within the scope of this Agreement will perform substantially in accordance with the functions described in the Documentation. E.piphany warrants the Application media is free from material defects in materials and workmanship under normal use for ninety (90) days from the applicable Order Form. E.piphany further warrants that its Maintenance, training and Professional Services will be rendered consistent with generally accepted industry standards for a period of ninety (90) days from performance of such services.

4.2 EXCLUSIVE REMEDIES. For any breach of the warranties contained in Section 4.1, HSNS's sole and exclusive remedy, and E.piphany's entire liability, shall be: (i) in the case of a nonconforming Application, to correct the nonconforming Application, provided that HSNS notifies E.piphany of the nonconformity within the warranty period and HSNS has installed all Updates and, if E.piphany is unable to do so, HSNS shall be entitled to terminate the Application license and recover the fees paid to E.piphany for such Application; (ii) in the case of defective media, to replace such defective media, provided that HSNS returns such defective media during the warranty period; (iii) in the case of infringing Application, the indemnity contained in Section 10.1 ("E.piphany Intellectual Property Indemnify") and (iv) in the case of services to which the breach of warranty relate, the correction of defective work so as to comply with generally accepted industry standards. If E.piphany is unable to perform such services as warranted, HSNS shall be entitled to recover the fees paid to E.piphany for the unsatisfactory services. This limitation of liability applies notwithstanding any failure of the essential purpose of the exclusive remedies.

4.3 DISCLAIMER. THE WARRANTIES SET FORTH IN SECTION 4.1 ARE EXCLUSIVE AND IN LIEU OF AND E.PIPHANY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS, STATUTORY OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, TITLE OR FITNESS FOR A PARTICULAR PURPOSE. E.PIPHANY DOES NOT WARRANT THAT THE APPLICATION WILL OPERATE IN COMBINATIONS OTHER THAN AS SPECIFIED IN THE DOCUMENTATION OR THAT THE OPERATION OF THE APPLICATION WILL BE UNINTERRUPTED OR ERROR-FREE. PRE-PRODUCTION RELEASES OF APPLICATIONS OR COMPUTER-BASED TRAINING PRODUCTS ARE DISTRIBUTED "AS-IS."

5. MAINTENANCE

5.1 FOR HSNS UNDER LICENSES. E.piphany will provide the Maintenance described below, provided HSNS remains a compliant subscriber to such Maintenance and has paid all monies due therefor. Upon reasonable notice, E.piphany reserves the right to modify the terms and conditions of Maintenance, provided that any such modification will not substantially diminish the level of Maintenance that HSNS is then currently receiving.

5.2 ERROR CORRECTION. E.piphany shall use reasonable efforts to provide workarounds for, and to correct reproducible programming errors in, the Application attributable to E.piphany with a level of effort commensurate with the severity of such errors and in accordance with the terms of Section 5.3 ("Response Times"). Upon identification of any programming error, HSNS shall notify E.piphany of such error and shall provide E.piphany with information sufficient to locate and duplicate the error.

5.3 RESPONSE TIMES. PRIORITY 1: Response in under fifteen (15) minutes for instances in which the Application is down (product is unusable resulting in total disruption of use or outage of the Application). PRIORITY 2: Response in under one (1) hour during technical support desk hours for a major feature or function failure, which results in the operation of the Application being restricted. PRIORITY 3: Response in under four (4) hours during technical support desk hours for a minor feature or function failure which results in the Application not working as described in the Documentation and with minor impact on usage. PRIORITY 4: Response in under eight (8) hours during technical support desk hours for a minor problem or feature request that does not impact usability of the Application. In each instance, E.piphany will, after the initial response, within a time frame mutually agreed upon by the parties, provide HSNS with an action plan for resolution, if possible, of the error. Priority 4 errors may, in E.piphany's



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discretion, be corrected by E.piphany in the next release of the Application.

5.4 SUPPORT. DESK. E.piphany allows for unlimited calls to its technical support desk by the HSNS personnel designated under Section 5.7 ("HSNS Responsibilities.") The technical support desk hours of operation are from 7:00 a.m. until 6:00 p.m. Pacific Time, Monday through Friday except holidays. During the off hours, the technical support desk can be reached via pager, twenty four
(24) hours a day for Priority 1 errors.

5.5 UPDATES. E.piphany will, from time to time, provide to HSNS all applicable Updates to the Application, that are commercially released by E.piphany during the term of this Agreement.

5.6 HSNS'S RESPONSIBILITIES. As a condition to the provision of workarounds and error corrections, HSNS will (i) appoint two (2) employees to serve as primary contacts between HSNS and E.piphany, and will ensure that HSNS's support inquiries are initiated and handled through these contacts; (ii) provide E.piphany with reasonable access to all necessary personnel to provide information regarding errors or problems reported by HSNS; and (iii) provide E.piphany with Remote Access, subject to HSNS's consent.

5.7 EXCLUSIONS. E.piphany shall not be required to provide workarounds or error corrections relating to problems resulting from (i) HSNS's failure to implement all Updates to the Application which are provided under this Agreement; (ii) any alterations of, or additions to, the Application performed by parties other than E.piphany; (iii) any previous or earlier versions of the Application except for the immediately prior version of the Application; (iv) any request for additional work not falling within the scope of E.piphany's Maintenance outlined in this Section 5; or (v) interconnection of the Application with hardware or Application products not supplied by E.piphany.

5.8 SECONDARY SUPPORT TO HSNS. In the event HSNS is unable to resolve errors identified by Outsourcing Customers with respect to the Application, E.piphany shall provide Secondary Support services to HSNS at the fee set forth on Exhibit
A. For the purposes of this Agreement, "SECONDARY SUPPORT SERVICES" shall mean:
(a) using reasonable efforts to modify the Application to correct, fix, or circumvent errors, and modifying Documentation, as E.piphany shall deem appropriate, to respond to reported errors; (b) providing technical and functional improvements to the Application including patches to errors, changes, modifications, enhancements, and Updates, as they generally become available; and (c) providing technical support services for the Application between the hours of 7:00 a.m. to 6:00 p.m. (Pacific Time), Monday through Friday.

6. PROFESSIONAL SERVICES

6.1 SERVICES. E.piphany may from time to time perform Professional Services as may be agreed upon by the parties in an Order Form.

6.2 FEES, EXPENSES AND INVOICING. HSNS shall pay E.piphany the fees set forth in the applicable Order Form, together with reimbursement for all actual, reasonable travel and living expenses incurred by E.piphany in rendering Professional Services. E.piphany will invoice HSNS on a monthly basis for Professional Services rendered and for any applicable expense reimbursement. All Professional Services not otherwise specified in the Order Form shall be provided on a time and materials basis.

6.3 PERFORMANCE STANDARDS. E.piphany shall perform Professional Services in a timely and competent manner consistent with generally acceptable industry standards. Upon reasonable notice to HSNS, E.piphany may substitute or withdraw personnel rendering Professional Services.

6.4 ACCEPTANCE. Each Deliverable shall be deemed accepted upon the earlier of:
(i) receipt of written notice of acceptance from HSNS, or (ii) ten (10) days after delivery of such Deliverable ("Acceptance Period"), unless HSNS provides E.piphany with a detailed list of material non-conformities during the Acceptance Period. If HSNS properly rejects a Deliverable, E.piphany will use reasonable commercial efforts to correct the material non-conformity specified in the notice. When it believes that it has made the necessary corrections, E.piphany will again deliver the Deliverable to HSNS and the acceptance/ rejection/correction process shall be reapplied until the Deliverable substantially complies with the requirements of the Statement of Work.

6.5 CHANGE CONTROL. Any change to the scope of a project, any Deliverable, milestone or payment obligation contained in an Order Form (and/or the attached Statement of Work) shall be made only in writing and signed by authorized representatives of E.piphany and HSNS. Unless otherwise agreed by the parties in writing, E.piphany shall have no obligation to provide Professional Services (i) beyond the scope of matters expressly described in the Order Form (and attached Statement of Work); or (ii) which becomes necessary as a consequence of events beyond E.piphany's reasonable control.

6.4 OWNERSHIP OF DELIVERABLES. HSNS acknowledges and agrees that any and all Deliverables shall be and remain the property of E.piphany. E.piphany grants HSNS a non-exclusive, non-transferable, non-sublicensable license to use such Deliverables solely for is internal use consistent with the terms of this Agreement.

6.5 HSNS RESPONSIBILITIES. HSNS shall provide E.piphany with (i) one (1) designated contact for all questions and issues relating to Professional Services; (ii) access to HSNS's facilities and office support as may be reasonably requested by E.piphany; and (iii) the services of sufficiently qualified HSNS personnel as may be reasonably necessary to enable E.piphany to perform the Professional Services.

7. TRAINING SERVICES

7.1 TRAINING SERVICES. In consideration for payment of the fees and charges set forth in Exhibit A, E.piphany shall provide Training Services as set forth in Exhibit C. The training sessions will take place at E.piphany's facilities and E.piphany will supply all necessary equipment. HSNS shall be responsible for all travel and lodging expenses associated with attending the training session.

7.2 ADDITIONAL TRAINING SERVICES. HSNS may, at its option and expense, attend additional E.piphany training courses, dependent upon space availability. Any additional training shall be provided at E.piphany's standard rates for such training, and will take place at E.piphany's facilities. HSNS shall be responsible for all travel and lodging expenses associated with attending the additional training sessions.

8. PROPRIETARY RIGHTS

8.1 E.PIPHANY OWNERSHIP. HSNS acknowledges that E.piphany retains all right, title and interest in the Application and any modifications thereto, including without limitation any



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customization, enhancement, amendment or change to the Application. HSNS hereby assigns all right, title and interest in and to any customization, enhancement, amendment or changes made by or for HSNS pursuant to this Agreement, and hereby waives any and all moral rights that HSNS may retain in and to such customizations, enhancements, amendment and changes. The Application and any modifications are licensed pursuant to this Agreement to HSNS for use of the Application and any modifications thereto. HSNS hereby represents and warrants that the assignment of rights by HSNS in and to such modifications includes any right, title and interest in and to all modifications created by or for HSNS For avoidance of doubt, modification to the Application to be owned by E.piphany shall not include pre-existing HSNS intellectual property or intellectual property developed by HSNS without reference to E.piphany Confidential Information. All data created by HSNS using the Outsourcing Application shall be owned by HSNS.

8.2. PROPRIETARY NOTICES. HSNS shall not remove any E.piphany trademark, copyright or other proprietary notices from any part of the Application or Documentation, and shall reproduce such notices on any copies of such materials made by HSNS. Moreover, HSNS shall consistently identify the Application as a managed application in the Outsourcing Services to existing and prospective Outsourcing Customers in the ordinary course of HSNS' business.

8.3 USE. During the term of this Agreement, each party shall have the right to indicate to the public that HSNS is an authorized Outsourcing Service provider of E.piphany's Application. HSNS shall use E.piphany's Trademarks solely for purposes of advertisement, promotion, and sale of the Application in conjunction with the Outsourcing Applications and Services and for no other purposes. Either party shall use the other party's Trademarks in accordance with the guidelines established by the other party from time to time. Nothing herein shall grant to either party any right, title or interest in the other party's Trademarks. At no time shall either party use any of the other party's Trademarks in any manner likely to confuse, mislead, or deceive the public, or in any way that is injurious to the other party's reputation. At no time during or after the term of this Agreement shall either party challenge or assist others to challenge the other party's Trademarks or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of the other party.

8.4. APPROVALS. Each party shall allow the other to review all press announcements, press releases, marketing materials, HSNS' co-branded or E.piphany branded screens, product brochures and any use of the other's Trademarks referencing the other party prior to their release to the public or the press, and shall incorporate all changes that the other may reasonably request to ensure correct usage of their trademarks and accuracy of content. A party's failure to respond to the submission of material for approval with any recommended changes within three (3) business days shall be deemed an approval of the submission.

9. CONFIDENTIALITY

9.1 CONFIDENTIAL INFORMATION. By virtue of this Agreement, each party may have access to information that is confidential to the other party. "Confidential Information" shall consist of the Application, Documentation, the terms and pricing under this Agreement, and all information clearly identified as confidential at the time of disclosure (or, in the case of information disclosed orally, within thirty (30) days of the date of disclosure). Confidential Information shall not include information that: (i) is or becomes a part of the public domain through no act or omission of the other party; (ii) was in the other party's lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (iii) is lawfully disclosed to the other party by a third party without restriction on disclosure; or (iv) is independently developed by the other party. HSNS shall not disclose the results of any Application benchmark tests to any third party without E.piphany's prior written approval. The parties agree to hold each other's Confidential Information in confidence for a period of five
(5) years after disclosure of the Confidential Information or for a period of two (2) years after termination of this Agreement, whichever is earlier. The parties agree, unless required by law (in which event, the receiving party will notify the disclosing party of such requirement in sufficient time for the disclosing party to seek a protective order or take similar action), not to make each other's Confidential Information available in any form to any third party for any purpose, except that access to and the use of Confidential Information may be provided to those third parties that: (i) provide services to the recipient of Confidential Information; (ii) have a need to use and access such Confidential Information in providing such services; and (iii) are bound by an obligation of confidentiality at least as restrictive as the confidentiality restrictions of this Agreement. Each party agrees to take all reasonable steps required to ensure that Confidential Information is not disclosed or distributed by its employees or agents in violation of the terms of this Agreement.

10. INDEMNITY

10.1 E.PIPHANY INTELLECTUAL PROPERTY INDEMNITY. E.piphany will defend or, at its option, settle a claim brought against HSNS that the Application, as used within the scope of this Agreement, infringes a U.S. copyright, patent, trademark or trade secret, and indemnify HSNS against all damages and costs, including reasonable attorneys' fees, that may be assessed in any such claim, provided that: (i) HSNS notifies E.piphany in writing within thirty (30) days of the claim; (ii) E.piphany has sole control of the defense and all related settlement negotiations; and (iii) HSNS provides E.piphany with reasonable assistance, information and authority necessary to perform E.piphany's obligations under this Section. E.piphany will reimburse HSNS's reasonable out-of-pocket expenses incurred in providing such assistance. E.piphany shall have no liability for any claim of infringement based on use of a superseded or altered release of the Application if the infringement would have been avoided by the use of a current unaltered release of the Application which E.piphany provides to HSNS without charge, or any combination of the Application with materials not provided or recommended by E.piphany. If the Application is held by a court of competent jurisdiction or believed by E.piphany to infringe, E.piphany shall have the option, at its expense, to (i) modify the Application to be non-infringing; or
(ii) obtain for HSNS a license to continue using the Application. If E.piphany determines that it is not commercially reasonable to perform either of the above options, then E.piphany may terminate the license for such Application and refund the license fees paid for the Application, prorated as depreciated over five (5) years on a straight-line basis from the Effective Date.

10.2 GENERAL INDEMNITY. HSNS hereby agrees to indemnify, defend and hold harmless E.piphany, and its officers,



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directors and partners (each, an "Indemnified Party") against any and all claims, demands, causes of action, damages, costs, expenses, penalties, losses and liabilities (whether under a theory of negligence, strict liability, contract or otherwise) incurred or to be incurred by an Indemnified Party (including but not limited to costs of investigation and reasonable attorney and other third party fees and, to the extent permitted by law, fines, penalties and forfeitures in connection with any proceedings against the Indemnified Party) arising out of or resulting from (i) HSNS's providing or failure to provide Outsourcing Services, (ii) any representation, warranty or claim made by or on behalf of HSNS to any Outsourcing Customer, or (iii) Outsourcing Services infringement or alleged infringement of any copyright, trademark, trade secret, or other property rights of any third parties arising in any jurisdiction throughout the world. E.piphany shall (i) notify HSNS in writing within a reasonable time of becoming aware of such claim, suit or proceeding, (ii) give HSNS the right to control and direct the investigation, preparation, defense and settlement of any claim, suit or proceeding (provided that HSNS shall not enter into any settlement without E.piphany's prior written consent); and (iii) provide reasonably requested assistance and cooperation for the defense of same.

10.3 LIMITATION ON INDEMNITY. Notwithstanding the provisions of Section 10.1 ("E.piphany Intellectual Property Indemnity"), E.piphany assumes no liability for infringement claims arising from (i) the combination of the Application with products not provided by E.piphany, (ii) any modification to the Application unless such modification was made by E.piphany. Either party shall be solely responsible for, and shall indemnify and hold free and harmless the other party for, any and all claims, damages or lawsuits (including reasonable legal fees) arising from the tortious or grossly negligent acts of the indemnifying party's employees, agents or Contractors. THE PROVISIONS OF SECTION 10.1 ("E.PIPHANY INTELLECTUAL PROPERTY INDEMNITY") STATE THE ENTIRE LIABILITY AND OBLIGATION OF E.PIPHANY, AND THE EXCLUSIVE REMEDY OF HSNS, WITH RESPECT TO ANY ACTUAL OR ALLEGED INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADE SECRET, TRADEMARK OR OTHER INTELLECTUAL PROPERTY RIGHT BY THE APPLICATION OR ANY PART THEREOF. THIS LIMITATION OF LIABILITY APPLIES NOTWITHSTANDING ANY FAILURE OF THE ESSENTIAL PURPOSE OF THE EXCLUSIVE REMEDIES.

11. LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOSS OF PROFITS, REVENUE, DATA OR USE, INCURRED BY THE OTHER PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL E.PIPHANY'S LIABILITY HEREUNDER EXCEED THE SUM TOTAL OF PAYMENTS MADE BY HSNS UNDER THE INITIAL TERM OF THIS AGREEMENT. THE PROVISIONS OF THIS AGREEMENT ALLOCATE THE RISKS BETWEEN E.PIPHANY AND HSNS AND E.PIPHANY'S PRICING REFLECTS THIS ALLOCATION TO WHICH THE PARTIES HAVE AGREED. THIS LIMITATION OF LIABILITY APPLIES NOTWITHSTANDING ANY FAILURE OF THE ESSENTIAL PURPOSE OF THE EXCLUSIVE REMEDIES.

12. TERM AND TERMINATION

12.1 TERM AND TERMINATION. This Agreement shall continue for a term set forth in Exhibit B, and may be renewed for successive one (1) year terms pursuant to mutual written agreement of the parties, unless terminated earlier pursuant to this Section 12.1. Upon prior written notice, either party may terminate this Agreement if the other party becomes insolvent, ceases doing business in the regular course, files a petition in bankruptcy or is subject to the filing of an involuntary petition for bankruptcy which is not rescinded within a period of sixty (60) days, or fails to cure a material breach of any term or condition of this Agreement within thirty (30) days of written notice specifying such breach.

12.2 RETURN OF MATERIALS. Upon termination of this Agreement for any reason, HSNS shall (except as provided in Section 12.3 ("Effect of Termination") immediately discontinue use of the Application and within ten (10) days certify in writing to E.piphany that all copies of the Application, in whole or in part, in any form, have either been returned to E.piphany or destroyed in accordance with E.piphany's instructions.

12.3 EFFECT OF TERMINATION. Upon termination of this Agreement, other than by reason of a termination for material breach due to a breach by HSNS pursuant to
Section 12.1 ("Term and Termination"), (i) HSNS shall have the right to access and use the Application solely to provide Outsourcing Services, but only to the extent necessary to provide Outsourcing Services through the remaining unexpired term of an applicable Agreement with the Outsourcing Customer (without renewal following the termination of this Agreement), but in any extent not beyond twelve (12) months from the effective date of termination. Upon termination of this Agreement, E.piphany's obligation to provide Maintenance to HSNS shall terminate, and E.piphany may, in its sole discretion, provide Maintenance to HSNS and/or the Outsourcing Customers pursuant to terms upon which the parties may agree in writing. Termination of this Agreement shall not relieve HSNS's obligation to pay all fees that are owed by HSNS under this Agreement or any Order Form. All payments made by HSNS to E.piphany hereunder are non-refundable.

12.4 LIMITATION ON LIABILITY. In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of E.piphany or HSNS.

12.5 SURVIVAL. The provisions of Sections 1.4, 3.1, 3.4, 4.3, 6.2, 6.4, 8, 9,
11, 12, 13 and 14 shall survive any termination or expiration of this Agreement. All other rights and licenses granted herein will cease upon termination.

13. GENERAL

This Agreement, and all matters arising out of or relating to this Agreement, shall be governed by the laws of the State of California. Any legal action or proceeding relating to this Agreement shall be instituted in a state or federal court in San Francisco or San Mateo County, California, and each party hereby submits to the personal jurisdiction of such courts. Except for actions for nonpayment of breach of E.piphany's proprietary rights in the Application, no action, regardless of form, arising out of this Agreement may be brought by either party more than two years after the cause of action has accrued. Neither party may assign or otherwise transfer this Agreement to any person or entity without the other's written consent, such consent not to be unreasonably withheld or delayed; provided that the withholding of consent of assignment to a competitor of the other party shall be deemed reasonable. Any assignment in derogation of the foregoing shall be null and void. At E.piphany's written request, not more frequently than annually, HSNS shall furnish E.piphany with a signed certification verifying that the Application is being used pursuant to the provisions of this Agreement and applicable Order Forms. All notices, including notices of address change, required to be sent hereunder shall be in writing and shall be deemed to have been given when mailed by first class mail to the applicable address listed in the relevant Order Form. To expedite order processing, HSNS agrees that E.piphany may treat documents faxed by HSNS to E.piphany as original documents; nevertheless, either party may require the other to exchange original signed documents. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will remain in full force. The waiver by either party of any default of breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach. Neither party shall be liable to the other for any delay or failure to perform any obligation under this Agreement if the delay or failure is due to circumstances beyond the reasonable control of the non-performing party. This Agreement constitutes the complete agreement between the parties and supercedes all prior or contemporaneous agreements or representations, written or oral, concerning the subject matter of this Agreement. IT IS EXPRESSLY AGREED THAT THE TERMS OF THIS AGREEMENT AND ANY ORDER FORM SHALL SUPERSEDE THE TERMS IN ANY HSNS PURCHASE ORDER OR OTHER ORDERING DOCUMENT. This Agreement may not be modified or amended except in writing signed by a duly authorized representative of each party; no other act, document, usage or custom shall be deemed to amend or modify this Agreement.

14. DEFINITIONS

"APPLICATION" means the English version of the E.piphany Application programs listed in Exhibit A, in object code format, any accompanying Documentation, and any Updates (as defined in Section 5.5 ("Updates"), only if and when generally commercially available as part of the Maintenance Services provided pursuant to
Section 5 ("Maintenance Services").

"CONCURRENT USERS" means, collectively, the end-users who are employees and/or contractors of: (a) HSNS, who are permitted simultaneous access to, and use of, the Application for the purpose of providing Outsourcing Services, and (b) Outsourcing Customers, who are permitted simultaneous access to and use of the Application for the purpose of using the Outsourcing Services.

"DESIGNATED SYSTEM" means the computer system located in the U.S. on which the Application will run and which is identified on Exhibit A.

"DELIVERABLE" means deliverables provided as part of Professional Services, including, without limitation, any modification or enhancement to the Application, and any ideas, know-how or techniques relating thereto.

"DOCUMENTATION" means the then-current technical publications, as amended from time to time, relating to the use of the Application, such as reference, user and installation guides, in electronic or hard copy format, made available with the Application.

"INTERACTION" means any inbound electronic communication, transmission or interaction with the Application (over any channel of communication including email, chat, fax, CTI or chat) initiated by or on behalf of any person other than an Outsourcing Customer User. Subject to the foregoing, an Interaction shall not include an instance in which the Application accesses information or data from back-end third party Application operating in combination with the Application.

"MAINTENANCE" means the technical support described in Section 5 above that E.piphany provides under this Agreement.

"MARKET" means the targeted business set forth in Exhibit B

"ORDER FORM" means the document in the form of Exhibit A, by which Applications, Maintenance or Professional Services can be ordered under this Agreement.

"OUTSOURCING APPLICATION" means the application specific use of the Application described in Exhibit B.

"OUTSOURCING CUSTOMER" means each third party end-user customer of HSNS who is a party to a then-current HSNS Subscription Agreement.

"OUTSOURCING CUSTOMER(S)" means one of Outsourcing Customer's customers in the ordinary course of business, to whom Outsourcing Customer provides a comprehensive solution through use of the Outsourcing Services.

"OUTSOURCING CUSTOMER USER" means a named person who is an officer, employee, agent, or other person authorized by HSNS to receive Outsourcing Application Services from HSNS for an Outsourcing Customer.

"OUTSOURCING COMPANY(IES)" means a company that employs HSNS to support its internal business purposes through Concurrent Users' use of the Application.

"OUTSOURCING SERVICES" means HSNS's provision of a comprehensive customer relationship management solution in an outsourced environment as more particularly described in Exhibit B, where: (i) Concurrent Users' use of the Application solely for the purpose of supporting Outsourcing Customers, and (ii) where the Application constitutes no more than ten percent (10%) of such Outsourcing Services.

"REMOTE ACCESS" means direct connection to the Designated System via the Internet, via PPTP, direct TCP/IP or other such high-speed, point-to-point network access.

"SCOPE OF USE" means the limitations on HSNS's use of the Application, specifically, the numbers of Concurrent Users and Interactions set forth in Exhibit A.

"STATEMENT OF WORK" means a written document setting forth the scope of implementation and/or consulting services, the anticipated schedule, deliverables, if any, and fee structure.

"TERRITORY" means the geographic area set forth in Exhibit B.


(intentionally left blank)

"UPDATE" means any published (i) new release of the Application that is not designated by E.piphany as a new product for which it charges separately; and/or
(ii) error correction or functional enhancement to the Application. E.piphany shall determine, in its sole discretion, when it shall make Updates available to HSNS, provided that any such Update shall be made available to HSNS no later than thirty (30) days following its general commercial release.


IN WITNESS WHEREOF, the parties by their duly authorized representatives have executed this Agreement as of the date set forth above.

E.PIPHANY, INC.                              HIGH SPEED NET SOLUTIONS, INC.

SIGNATURE:      /s/ Karen Richardson         SIGNATURE:    /s/ Andrew Fox
                --------------------                       ---------------------
PRINT NAME:     Karen Richardson             PRINT NAME:   Andrew Fox
                --------------------                       ---------------------

TITLE:          EVP Sales                    TITLE:        President & CEO
                --------------------                       ---------------------

                                    EXHIBIT A
                                   ORDER FORM

This Order Form ("Order Form") to the Outsourcing Agreement by and between E.piphany, Inc. ("E.piphany") and High Speed Net Solutions, Inc. ("HSNS" ) dated July __, 2000 ("Agreement"). Capitalized terms used herein shall have the same meaning ascribed to them in the Agreement. It is expressly agreed that the terms of the Agreement and the Order Form shall supersede the terms in any HSNS purchase order or other ordering document.

1.0      ORDER FORM EFFECTIVE DATE: JULY __,  2000.

2.0      LICENSED APPLICATIONS.

         CURRENT E.4 TIER 4         E-MAILER APPLICATION

         CURRENT E.4 TIER 3 CAMPAIGN MANAGEMENT SYSTEM APPLICATION , EXCLUSIVE OF E.PIPHANY'S TIER 2 (DISTRIBUTED DATABASE MARKETING) APPLICATIONS.

         CURRENT E.4 TIER 1 (REPORTING AND ANALYSIS) ROWS AND COLUMNS, SOLELY AS REQUIRED FOR THE OPERATION OF THE EMAILER APPLICATION AND CAMPAIGN MANAGEMENT APPLICATION.


3.0 DEVELOPMENT LICENSE FEES AND SCOPE OF USE. In consideration of the grant of rights and licenses set forth in this Agreement, HSNS shall pay the following fees for the following scope of use throughout the term of this Agreement:

         a. DEVELOPMENT LICENSING FEES. HSNS will pay to E.piphany a development license fee of $230,500 due and payable as follows:

                  $ 115,250.00      Net thirty (30) days from the Effective Date
                                    of this Agreement.

                  $ 115,250.00      Net ninety (90) days from the Effective Date
                                    of this Agreement.

  CAMPAIGN MANAGEMENT & EMAILER APPLICATIONS
              (NT PLATFORM ONLY)                    YEAR 1         YEAR 2          YEAR 3           TOTAL

Development License Fees                          $ 212,500                                       $212,500
Annual Priority Maintenance Fees @ 22% of net      $ 46,750        $46,750        $46,750         $140,250
                                               ----------------------------------------------------------------
Total                                              $259,250        $46,750        $46,750         $352,750



Net Development User Fees (each)                    $ 3,000                                        $ 3,000
Annual Priority Maintenance Fees @ 22% of net         $ 660          $ 660          $ 660          $ 1,980
                                               ----------------------------------------------------------------
Total                                               $ 3,660          $ 660          $ 660          $ 4,980

Number of Users                                           6                                              6
Total Users Fees                                   $ 18,000                                       $ 18,000
Annual Priority Maintenance Fees @ 22%              $ 3,960        $ 3,960        $ 3,960         $ 11,880
                                               ----------------------------------------------------------------
Total                                              $ 21,960        $ 3,960        $ 3,960         $ 29,880

TOTAL DEVELOPMENT LICENSE AND USER FEES           $ 281,210       $ 50,710       $ 50,710        $ 382,630


         b. MINIMUM SELL THROUGH REVENUE COMMITMENT: HSNS will pay to E.piphany a minimum sell through revenue commitment of $750,000.00 ("MINIMUM SELL-THROUGH COMMITMENT") during the initial three year term of this Agreement on the dates and in the minimum amounts ("Minimum Quarterly Payments") as follows.

--------------------------------------       ----------------------------------------     ----------------------------------------
                    Minimum Quarterly                             Minimum Quarterly                            Minimum Quarterly
 Payment Due Date       Payment                Payment Due Date        Payment              Payment Due Date        Payment
--------------------------------------       ----------------------------------------     ----------------------------------------
  October 1, 2000       $62,500                October 1, 2001         $62,500              October 1, 2002         $62,500

  January 1, 2001       $62,500                January 1, 2002         $62,500              January 1, 2003         $62,500

   April 1, 2001        $62,500                 April 1, 2002          $62,500               April 1, 2003          $62,500

   July 1, 2001         $62,500                  July 1, 2002          $62,500                July 1, 2003          $62,500

--------------------------------------       ----------------------------------------     ----------------------------------------
  Year 1 - TOTAL      $250,000.00               Year 2 - TOTAL       $250,000.00             Year 3 - TOTAL       $250,000.00
--------------------------------------       ----------------------------------------     ----------------------------------------

4.0.     ADDITIONAL FEES

         4.1 INCREASES TO THE MINIMUM SELL THROUGH COMMITMENT. The Minimum Sell Through Commitment will increase in Years 2 and 3 of this Agreement as follows:

                  YEAR 2 - Annual minimum payment ($250,000.00), plus a percentage increase in the annual minimum payment equal to 50% of the difference between the number of emails sent by HSNS on behalf of Outsourcing Customers in the first six months of Year 1 and the second six months of Year 1, up to a maximum Year 2 payment of $375,000.00. Payment is due and payable in equal quarterly installments ("Year 2 Quarterly Payments"). On the thirtieth (30th) day after the end of Year 1, HSNS shall submit a report to E.piphany (in a format provided by E.piphany, but reasonably acceptable to HSNS) listing the total number of emails distributed by Outsourcing Customer for the first and second six months of Year 1. Year 2 Quarterly Payments will be due and payable thereafter on July 1, 2001; October 1, 2001; January 1, 2002; April 1, 2002. All reporting and payment requirements under this Section 4.1 shall be subject to Section 3.4 of the HSNS Agreement.

                  YEAR 3 - Annual minimum payment ($250,000), plus a percentage increase in the annual minimum payment equal to 50% of the difference between the number of emails sent by HSNS on behalf of Outsourcing Customers in Year 1 and Year 2, up to a maximum Year 3 payment of $500,000.00. Payment is due and payable in equal quarterly installments ("Year 3 Quarterly Payments.") On the thirtieth (30th) day after the end of Year 2, HSNS shall submit a report to E.piphany (in a format provided by E.piphany, but reasonably acceptable to HSNS) listing the total number of emails distributed by Outsourcing Customer for Years 1 and 2. Year 3 Quarterly Payments will be due and payable thereafter on July 1, 2002; October 1, 2002; January 1, 2003; April 1, 2003. All reporting and payment requirements under this Section 4.1 shall be subject to Section 3.4 of the HSNS Agreement.


         4.2 LEAD SHARING FEES: HSNS agrees to pay E.piphany an additional $0.005 per email for any email distributed by HSNS as a result of any deal it closes that either results from a lead generated by E.piphany or in which E.piphany assisted prior to closing for the first year after the deal closes. Lead sharing activities include leads that HSNS obtains from participation at E.piphany vendor shows or participation in an E.piphany booth at E.piphany specified trade shows.

                  HSNS agrees to pay lead sharing fees on a quarterly basis for the first year of any HSNS engagement resulting from an E.piphany lead. On the thirtieth (30th) day after the end of each quarter, HSNS shall submit a report to E.piphany (in a format provided by E.piphany, but reasonably acceptable to
                  HSNS) listing (i) the total number of emails distributed for the quarter; along with payment for the quarterly lead sharing fees owed to E.piphany. All reporting and payment requirements under this Section 4.2 shall be subject to Section 3.4 of the HSNS Agreement.


5.0.     TERM. This Agreement shall have an initial term of three (3) years.

6.0      ANNUAL MAINTENANCE FEES

         YEAR 1 $50,710.00 due and payable in four (4) equal installments of $12,677.50 as follows:

                           Net thirty days from the Effective Date of this Agreement.

                                    October 1, 2000.

                                    January 1, 2001.
                  April 1, 2001

         YEAR 2 $50,710.00 due and payable in four (4) equal quarterly installments of $12,677.50 on: July 1, 2001, October 1, 2001 January 1, 2002 and April 1, 2002.

         YEAR 3 $50,710.00 due and payable in four (4) equal quarterly installments of $12,677.50 on: July 1, 2002, October 1, 2002, January 1, 2003, and April 1, 2003.

7.       DESIGNATED SYSTEM: NT-- 434 Fayetteville Street, Suite 600, Raleigh, NC
         27601.

8.       NOTICES:

------------------------------------------ -------------------------------------
HSNS CONTACT                               E.PIPHANY CONTACT
Theodore Harper, Esq.                      General Counsel
Kilpatrick and Stockton  LLP               E.piphany, Inc.
3737 Glenwood Avenue, Suite 400            1900 S. Norfolk St., Suite 310
Raleigh, NC 27612                          San Mateo, CA 94403
919/ 420-1709 (phone)                      650/356-3800 (phone)
email: tharper@kilstock.com                650/356-3907 (fax)
------------------------------------------ -------------------------------------

------------------------------------------ -------------------------------------
HSNS TECHNICAL CONTACT                     E.PIPHANY TECHNICAL CONTACT
Harris Glover                              Director, Technical Support
VP of High Speed Net Solutions, Inc.       E.piphany, Inc.
434 Fayetteville Street, Suite  2120       1900 S. Norfolk St., Suite 310
Raleigh, NC 27601                          San Mateo, CA 94403
919/807-5690 (phone)                       650/356-3800 (phone)
919/807-0508 (fax)                         650/356-3801 (fax)
email: Harris.glover@hsns.com
------------------------------------------ -------------------------------------

6.       HSNS BILLING INFORMATION:                      SHIPPING INFORMATION:

BILLING ADDRESS: _ _ High Speed Net Solutions, Inc.     SHIPPING ADDRESS:
434 Fayetteville Street, Suite 2120
Raleigh, NC 27601

BILLING CONTACT: ROBERT LOWREY, CFO                     SHIPPING CONTACT:
TELEPHONE: _919/807-5690                                TELEPHONE;
EMAIL: MAILTO:__ROB.LOWREY@HSNS.COM                     EMAIL:
FACSIMILE: 919/807-0508                                 FACSIMILE:


AGREED BY:

E.PIPHANY, INC.                              HIGH SPEED NET SOLUTIONS, INC.

SIGNATURE:        /s/ Karen Richardson       SIGNATURE:       /s/ Andrew Fox
                  --------------------                        ------------------

PRINT NAME:       Karen Richardson           PRINT NAME:      Andrew Fox
                  --------------------                        ------------------

TITLE:            EVP Sales                  TITLE:           President & CEO
                  --------------------                        ------------------

                                    EXHIBIT B
         DESCRIPTION OF OUTSOURCING APPLICATION AND OUTSOURCING SERVICES
                              TERRITORY AND MARKET



OUTSOURCING APPLICATION TITLE AND DESCRIPTION: Outsourcing Application Title and
Description:

Rich Media Direct
Rich Media Direct is an online direct marketing turnkey service that targets rich media advertisements to selected demographics/psychographics via Rich Media Direct delivery mechanisms.

OUTSOURCING SERVICE TITLE AND DESCRIPTION:

High Speed Rich Media Direct Service

The Rich Media Direct service will take (a 15- or 30-second video advertisement) and target to selected 'opt-in' recipient list. The service will compress and package advertisements to provide a compelling advertisement. The High Speed Rich Media Direct Network provides customers dedicated bandwidth and a distributed infrastructure to efficiently distribute rich media advertisements to targeted audiences. In addition, the High Speed Rich Media Direct Service offers customers the following benefits:

*        7x24 Service and Support

*        Content packaging and compression

*        Online tracking & reporting of campaigns

*        Customized media player GUI's for brand extension and hyperlinks

*        Online repeat campaign and list selection

*        Streaming services

This service provides complete protection and privacy to your distribution list and all data collected during your campaign.


HOSTED SYSTEMS:  Microsoft NT Server

MARKET:  Persons or Entities who wish to use Rich Media Advertising Services

TERRITORY: HSNS shall have rights under this Agreement to provide Outsourcing Application and Outsourcing Services to Outsourcing Customers globally without restriction contingent upon HSNS providing Outsourcing Services from the Designated System. HSNS shall submit quarterly reports to E.piphany listing the number of Outsourcing Customers located outside of the United States, by country and the number of emails sent on their behalf so that E.piphany can use such information to allocate sales revenue for the payment of commissions to its local sales representatives.

EXHIBIT C
                              TRAINING AND SUPPORT

A.  TRAINING

         1. SALES AND MARKETING TRAINING. Reseller must have a minimum of five
(5) of its sales staff participate in the sales and marketing training in the first 6 months of this agreement. Sales and Marketing training will be available to Reseller at a rate of 25% off of E.piphany's list price.

         2. PRE-SALES TECHNICAL TRAINING. Reseller must have a minimum of two
(2) of its pre-sales technical staff participate in the pre-sales technical training in the first 6 months of this agreement. All pre-sales technical consultants must have appropriately configured hardware on which to load demonstration software at the time of such training. Pre-Sales Technical Training will be available to Reseller at a rate of 25% off of E.piphany's list price.

         3. EXPENSES. For any sales and marketing training or any technical training provided by E.piphany to Reseller at any location other than E.piphany's San Mateo location, E.piphany shall bill Reseller and Reseller shall pay for any reasonable travel, lodging, and living expenses incurred by E.piphany for such training. All travel will be pre-approved by Reseller.

B.  ADDITIONAL MARKETING REQUIREMENTS FOR HSNSS

1. Alliance Manager. Each party shall provide a single point of contact to maintain overall responsibility for the relationship between E.piphany and HSNS. The following are examples of responsibilities of the single point of contact that will be mutually agreed upon to by the parties within the first (30) days after the Effective Date of the Agreement:

         i.       Business Plan Development

         ii. Coordination of Marketing Activities: E.piphany and HSNS agree to issue a joint press release.

         iii.     Coordination of Sales Teams

         iv.      Coordination of Engineering Teams

         E.piphany: ____________________________________
         HSNS:   ____________________________________